EXHIBIT 16.1

[Letterhead of Mantyla, McReynolds LLC]

June 24, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K/A dated May 10, 2002, of Mobilepro Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,

/s/ Mantyla, McReynolds